UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 10, 2013

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 10, 2013, Lexmark Receivables Corporation (“LRC”), a wholly owned subsidiary of Lexmark International, Inc. (the “Company”), as Seller; Gotham Funding Corporation, as an Investor; Fifth Third Bank (“Fifth Third”), as an Investor Agent and a Bank; The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Program Agent, an Investor Agent and a Bank; the Company, as Collection Agent and an Originator; and Perceptive Software, LLC (“Perceptive Software”), a wholly-owned subsidiary of the Company, as an Originator; entered into a Second Amended and Restated Receivables Purchase Agreement (the “RPA”).

The RPA was amended and restated to extend the term of the receivables facility thereunder for an additional 364 days to October 9, 2014.  In addition, Perceptive Software became an Originator under the facility, permitting advancements under the facility as accounts receivables are originated by Perceptive Software and sold to LRC.  The maximum capital availability under the facility remains at $125 million under the amended and restated RPA.  The facility contains customary affirmative and negative covenants as well as specific provisions related to the quality of the accounts receivables transferred.

In addition, on October 10, 2013, the Company and Perceptive Software, as Sellers, and LRC, as Purchaser, entered into an Amended and Restated Purchase and Contribution Agreement (the “PCA”).  Under the amended and restated PCA, Perceptive Software may now sell eligible receivables to LRC.

There were no secured borrowings under the trade receivables facility at October 10, 2013.

The foregoing description of each of the RPA and PCA are summaries only, do not purport to be complete and are qualified in their entirety by reference to the full text of each of the RPA and PCA, copies of which will be filed as exhibits to the Company’s Form 10-Q for the quarter ended September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

October 15, 2013	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary